UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☐	Filed by a Party other than the Registrant ☑

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☑	Soliciting Material Pursuant to §240.14a-12

Tribune Publishing Company
(Name of Registrant as Specified In Its Charter)

Gannett Co., Inc.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Below is a letter sent by Gannett Co., Inc. to the Board of Directors of Tribune Publishing Company on April 12, 2016.

[Gannett Co., Inc. Letterhead]

PRIVATE AND CONFIDENTIAL
VIA ELECTRONIC MAIL AND FEDEX

April 12, 2016

Board of Directors
Tribune Publishing Company
435 North Michigan Avenue
Chicago, Illinois  60611
c/o Mr. Michael W. Ferro, Jr., Non-Executive Chairman

Ladies and Gentlemen:

Gannett believes there are compelling strategic and financial benefits to be gained from a transaction that combines our company with Tribune Publishing Company (“Tribune” or the “Company”).  After a comprehensive review, we have concluded that such a combination would create significant value for our respective stockholders and yield tremendous benefits for our other stakeholders, including our respective employees and the communities we serve.

To this end, we are pleased to submit this proposal to acquire all outstanding shares of Tribune for an all-cash purchase price of $12.25 per share (the “Purchase Price”), which represents a 79% premium to yesterday’s closing stock price, a 57% premium to the volume weighted average trading price over the past 90 days, and a multiple of 5.6x (including estimated pension and post-retirement benefits payable) your 2016 EBITDA estimate based on consensus research.  The $12.25 per share offer price also represents a significant premium to the $8.50 share price at which the Company recently issued common shares.

Tribune stockholders will benefit from immediate liquidity at a price and premium fully reflecting Tribune’s value, at a time when the financial outlook for Tribune and similar companies remains highly uncertain.  We believe we are unique among our competitors in our willingness and ability to deliver to your stockholders the value inherent in your business.

While Gannett and Tribune are both widely respected publishers of preferred content to readers on the national, regional and local levels, the proposed combination would create an even stronger, industry-leading multi-platform media company committed to high-quality “local-to-national” journalism through our USA TODAY NETWORK.  The new Gannett has an unwavering commitment to journalistic excellence and delivering superior content on all platforms, and we believe that Tribune shares this commitment.  In addition, Gannett and Tribune have both demonstrated their ability to foster deep and vital connections between readers and their communities.  By combining our companies, we can strengthen and ensure journalistic integrity in reportage at the national and local levels for generations to come.

Gannett Co., Inc. • 7950 Jones Branch Drive • McLean, VA 22107

Board of Directors
Tribune Publishing Company
April 12, 2016

Gannett would value the addition of Tribune’s talented employees to the Gannett organization as we seek to make Gannett an even stronger organization post-transaction through leveraging the Tribune employees’ experience and expertise.  The combined Gannett-Tribune organization could offer your employees a broad range of advancement opportunities within a larger organization with the financial strength to meet the industry challenges we all face.  Additionally, Gannett intends to continue providing local management teams with the resources necessary to compete in the marketplace.  We look forward to integrating Tribune’s assets and employees into our nationwide network.

We can quickly consummate a transaction without any financing condition.  We have been advised that the proposed combination will not upset the tax-free treatment of your recent spin-off transaction, and because the proposed transaction was not previously contemplated or discussed by either party, a clean tax opinion should be available from Tribune’s counsel and accepted by Tribune Media Company if necessary.

Our offer price is based solely on our review of publicly available information.  As part of a private negotiation, we would conduct targeted due diligence that we expect would take approximately six weeks.  We have retained experienced legal and financial advisors, who, along with my Gannett team, are prepared to begin working on due diligence immediately, and we are willing to commit substantial time and resources toward this effort.  In recognition of the foregoing, we request a 45-day exclusivity period beginning on the date we have executed a mutually agreeable confidentiality agreement.

As you would expect, this offer is conditioned upon execution of a definitive purchase agreement with representations, warranties, and covenants customary for public company transactions of this type.  In the agreement, we are prepared to agree to appropriate contractual provisions reflecting Gannett’s commitment to securing regulatory approval of the transaction.  We anticipate that the drafting and negotiation of the agreement could be accomplished concurrently with our confirmatory diligence process.

This proposal has been reviewed and approved and is unanimously supported by Gannett’s Board; any definitive transaction agreement remains subject to final approval from Gannett’s Board.

With Gannett’s leading brands, global infrastructure, and financial strength, we are uniquely positioned to offer compelling value, speed, and certainty in a transaction with Tribune.  Our proposal reflects a premium valuation for the Company and is intended to demonstrate our strong and sincere desire to promptly engage in discussions with you regarding this proposed transaction.  We are prepared to meet directly with you, your advisors and your Board to discuss our proposal and work collaboratively toward a transaction.  We have committed to the Gannett Board that we will pursue these discussions diligently and therefore ask that you respond to this letter promptly, but in any event within the next seven days.

Gannett Co., Inc. • 7950 Jones Branch Drive • McLean, VA 22107

Board of Directors
Tribune Publishing Company
April 12, 2016

Our interest in Tribune, the existence of this letter and our proposal are confidential and should not be disclosed without our prior written consent.

If you have any questions regarding any aspect of our proposal or this letter, please feel free to contact Bob Dickey at (703) 854-6777 (office phone) or at rdickey@gannett.com.

Sincerely,

GANNETT CO., INC.

By:	/s/ Robert Dickey
Robert Dickey
President and CEO

By:	/s/ John Jeffry Louis
John Jeffry Louis
Chairman of the Board

Gannett Co., Inc. • 7950 Jones Branch Drive • McLean, VA 22107

Below is the text of a letter sent by Gannett Co., Inc. to Mr. Michael W. Ferro, Jr., Non-Executive Chairman of the Board of Directors of Tribune Publishing Company, on April 18, 2016.

[Gannett Co., Inc. Letterhead]

April 18, 2016

PRIVATE AND CONFIDENTIAL

VIA ELECTRONIC MAIL AND OVERNIGHT MAIL

Mr. Michael W. Ferro, Jr., Non-Executive Chairman
Tribune Publishing Company
435 North Michigan Avenue
Chicago, Illinois  60611

Re:      Tribune Publishing Company

Dear Michael:

As I mentioned in our most recent discussion, we continue to believe that the proposal presented in our letter of April 12, 2016 to acquire all outstanding shares of Tribune Publishing Company for an all-cash purchase price of $12.25 per share merits immediate attention by you and your Board of Directors.  In that vein, as I indicated, in order to facilitate the prompt commencement of confirmatory diligence, we have prepared a limited and targeted set of diligence requests, which I am enclosing with this letter.  I am also enclosing a draft confidentiality agreement, which contemplates a short period of exclusivity while we are in discussions with you and completing due diligence.

We think time is of the essence and believe we should move as quickly as possible so that your shareholders, as well as ours, can gain the benefits of this transaction at the earliest possible date.  Our previous letter had requested a response by April 19, 2016, but in light of concerns you communicated to us regarding that timing, and as I indicated in our conversation yesterday, we would now ask that we receive a written response from your board (or a special committee thereof) no later than April 22, 2016.

This matter is of the highest priority to us, and we continue to be ready to dedicate significant resources to it.  The Gannett leadership team, together with our financial and legal advisors, are available to discuss all aspects of our proposal and answer any questions you or your advisors may have.  For reference, below please find the contact information for our financial and legal advisors.

Gannett Co., Inc. • 7950 Jones Branch Drive • McLean, VA 22107

Tribune Publishing Company
April 18, 2016

Methuselah Advisors	Skadden, Arps, Slate, Meagher & Flom LLP
John Chachas Managing Principal (212) 750-0920 JChachas@MethuselahAdvisors.com	Michael P. Rogan Partner (202) 371-7550 Michael.Rogan@skadden.com	Katherine D. Ashley Partner (202) 371-7706 Katherine.Ashley@skadden.com

Of course, please feel free to contact me at (703) 854-6777 (office phone) or at rdickey@gannett.com at any time.

Sincerely,

GANNETT CO., INC.

By:	/s/ Robert Dickey
Robert Dickey
President and CEO

Enclosures

Gannett Co., Inc. • 7950 Jones Branch Drive • McLean, VA 22107

Below is a letter sent by the Board of Directors of Tribune Publishing Company to Gannett Co., Inc. on April 22, 2016.

[Tribune Publishing Company Letterhead]

April 22, 2016

Gannett Co., Inc.
7950 Jones Branch Drive
McLean, VA 22107

Attn:	John Jeffry Louis
Robert Dickey

Dear Messrs. Louis and Dickey:

The Board of Directors of Tribune Publishing Company (the “Company”) has received your letters, dated April 12 and April 18, 2016, which outline your unsolicited proposal for Gannett Co., Inc. to acquire all of the outstanding shares of the Company for $12.25 per share in cash (the “Proposal”).

We are in the process of engaging Goldman, Sachs & Co. and Lazard as financial advisors and Kirkland & Ellis as legal advisor to assist the Board in its careful evaluation of your proposal, confidentiality agreement and diligence requests.

As Michael Ferro mentioned to both of you on separate phone calls, the Company is in the midst of significant transformation. We have a new Board chair, CEO and CFO, and the Board itself will undergo some change at the Company’s annual meeting of shareholders set for June 2, 2016. As we undertake these changes, the Board is mindful of its fiduciary obligations to the Company’s shareholders and is always open to evaluating any credible proposal that the Board reasonably believes, in good faith, to be in the best interests of the Company and its shareholders.

This matter is a priority for us and we will continue to move with urgency as we work with our advisors to study your proposal, including the confidentiality agreement and diligence request list. We will respond to you as promptly as feasible following that evaluation.

Sincerely,

/s/ Justin C. Dearborn

Justin C. Dearborn,
on behalf of the Board of Directors

cc:	Michael W. Ferro, Jr.
Julie K. Xanders

FORWARD LOOKING STATEMENTS
Certain statements in this communication may be forward looking in nature or constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding the proposed acquisition of Tribune by Gannett and the benefits of the proposed acquisition. Forward-looking statements include all statements that are not historical facts and can typically be identified by words such as “believe,” “expect,” “estimate,” “predict,” “target,” “potential,” “likely,” “continue,” “ongoing,” “could,” “should,” “intend,” “may,” “might,” “plan,” “seek,” “anticipate,” “project” and similar expressions, as well as variations or negatives of these words. Any such statements speak only as of the date the statements were made and are not guarantees of future performance. The matters discussed in these forward-looking statements are subject to a number of risks, trends, uncertainties and other factors that could cause actual results and developments to differ materially from those projected, anticipated or implied in the forward-looking statements. These factors include, among other things, the ability of Gannett and Tribune to agree to the terms of the proposed transaction and, in the event a definitive transaction agreement is executed, the ability of the parties to obtain any necessary stockholder and regulatory approvals, to satisfy any other conditions to the closing of the transaction and to consummate the proposed transaction on a timely basis, as well as changes in business strategies, economic conditions affecting the newspaper publishing business and Gannett’s ability to successfully integrate Tribune’s operations and employees with Gannett’s existing business. Additional information regarding risks, trends, uncertainties and other factors that may cause actual results to differ materially from these forward-looking statements is available in Gannett’s filings with the U.S. Securities and Exchange Commission, including Gannett’s annual report on Form 10-K. Any forward-looking statements should be evaluated in light of these important risk factors. Gannett is not responsible for updating or revising any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

ADDITIONAL INFORMATION
This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. This communication relates to a proposal that Gannett has made for a business combination transaction with Tribune. In furtherance of this proposal and subject to future developments, Gannett (and, if a negotiated transaction is agreed, Tribune) may file one or more proxy statements or other documents with the U.S. Securities and Exchange Commission (the “SEC”). This communication is not a substitute for any proxy statement or other document Gannett and/or Tribune may file with the SEC in connection with the proposed transaction.

INVESTORS AND SECURITY HOLDERS OF TRIBUNE ARE URGED TO READ THE PROXY STATEMENTS OR OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Any definitive proxy statement (if and when available) will be mailed to stockholders of Tribune. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC through the web site maintained by the SEC at http://www.sec.gov.

This communication does not constitute a solicitation of a proxy from any stockholder. However, Gannett and/or Tribune and their respective directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. You can find information about Gannett’s directors and executive officers in Gannett’s definitive proxy statement for its 2016 annual meeting of stockholders, which was filed with the SEC on March 23, 2016, and Gannett’s annual report on Form 10-K for the fiscal year ended December 27, 2015, which was filed with the SEC on February 25, 2016. You can find information about Tribune’s directors and executive officers in Tribune’s definitive proxy statement for its 2016 annual meeting of stockholders, which was filed with the SEC on April 19, 2016. Additional information regarding the interests of such potential participants will be included in one or more proxy statements or other relevant documents filed with the SEC if and when they become available. You may obtain free copies of these documents using the sources indicated above.